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                     April 27, 2022

       William Restrepo
       Chief Financial Officer
       Nabors Industries, Ltd.
       Crown House Second Floor
       4 Par-la-Ville Road
       Hamilton, HM08
       Bermuda

                                                        Re: Nabors Industries,
Ltd.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 18,
2022
                                                            Form 8-K filed
February 8, 2022
                                                            File No. 001-32657

       Dear Mr. Restrepo:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation